Exhibit 99.1
Copart, Inc.
For Immediate Release
Copart Reports Third Quarter Fiscal 2019 Financial Results
Dallas, Texas. (May 22, 2019) — Copart, Inc. (NASDAQ: CPRT) today reported financial results for the quarter ended April 30, 2019.
For the three months ended April 30, 2019, revenue, gross profit, and net income were $553.1 million, $251.6 million, and $192.7 million, respectively. These represent an increase in revenue of $74.9 million, or 15.7%; an increase in gross profit of $32.5 million, or 14.8%; and an increase in net income of $65.4 million, or 51.3%, respectively, from the same period last year. Fully diluted earnings per share for the three months were $0.81 compared to $0.52 last year, an increase of 55.8%.
For the nine months ended April 30, 2019, revenue, gross profit, and net income were $1.5 billion, $655.7 million, and $438.2 million, respectively. These represent an increase in revenue of $142.9 million, or 10.5%; an increase in gross profit of $81.8 million, or 14.2%; and an increase in net income of $130.1 million, or 42.2%, respectively, from the same period last year. Fully diluted earnings per share for the nine months were $1.82 compared to $1.28 last year, an increase of 42.2%.
The operating results for the three and nine months ended April 30, 2018 were adversely affected by abnormal costs of $7.4 million and $79.7 million, respectively, incurred as a result of Hurricane Harvey. These costs included temporary storage facilities; abnormally high costs for subhaulers; increased labor costs due to overtime; travel and lodging due to the reassignment of employees to the affected region; and equipment lease expenses to handle the increased volume, as well as cost of vehicle sales. These costs, net of the associated revenues of $3.5 million and $66.9 million, respectively, generated pre-tax loss for the three months ended April 30, 2018 of $3.9 million and a pre-tax loss for the nine months ended April 30, 2018 of $12.8 million.
Excluding the impact of income taxes on the deemed repatriation of foreign earnings, net of deferred tax changes, discrete income tax items, disposals of non-operating assets, foreign currency-related gains and losses, certain income tax benefits and payroll taxes related to accounting for stock option exercises, and the effect on common equivalent shares from ASU 2016-09, non-GAAP fully diluted earnings per share for the three months ended April 30, 2019 and 2018, were $0.66 and $0.52, respectively. Non-GAAP fully diluted earnings per share for the nine months ended April 30, 2019 and 2018, were $1.64 and $1.31, respectively. A reconciliation of non-GAAP financial measures to the most directly comparable financial measures computed in accordance with U.S. generally accepted accounting principles (GAAP) can be found in the tables attached to this press release.
On Thursday, May 23, 2019, at 9 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live and can be accessed at http://stream.conferenceamerica.com/copart052319. A replay of the call will be available through July 22, 2019 by calling (877) 919-4059. Use confirmation code # 77347431.
About Copart
Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. Copart offers services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters, and in some cases, to end users. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers and also sells vehicles sourced from individual owners. With operations at over 200 locations in 11 countries, Copart has more than 125,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), Brazil (Copart.com.br), the Republic of Ireland (Copart.ie), Germany (Copart.de), Finland (avk.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Use of Non-GAAP Financial Measures
Included in this release are certain non-GAAP financial measures, including non-GAAP net income per diluted share, which exclude the impact of income taxes on the deemed repatriation of foreign earnings, net of deferred tax changes, discrete income tax items, disposals of non-operating assets, foreign currency-related gains and losses, certain income tax benefits and payroll taxes related to accounting for stock option exercises, and the effect on common equivalent shares from ASU 2016-09. These non-GAAP financial measures do not represent alternative financial measures under GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Furthermore, these non-GAAP financial measures do not reflect a comprehensive view of Copart’s operations in accordance with GAAP and should only be read in conjunction with the corresponding GAAP financial measures. This information constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the U.S. Securities and Exchange Commission. Accordingly, Copart has presented herein, and will present in other information it publishes that contains these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.
Copart believes the presentation of non-GAAP net income per diluted share included in this release in conjunction with the corresponding GAAP financial measures provides meaningful information for investors, analysts and management in assessing Copart’s business trends and financial performance. From a financial planning and analysis perspective, Copart management analyzes its operating results with and without the impact of income taxes on the deemed repatriation of foreign earnings, net of deferred tax changes, discrete income tax items, disposals of non-operating assets, foreign currency-related gains and losses, certain income tax benefits and payroll taxes related to accounting for stock option exercises, and the effect on common equivalent shares from ASU 2016-09.
Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Melissa Hunter, Executive Support Manager, Office of the Chief Financial Officer
972-391-5090 or melissa.hunter@copart.com

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018
Service revenues and vehicle sales:
Service revenues	$473,682	$410,762	$1,285,295	$1,186,841
Vehicle sales	79,434	67,436	214,087	169,631
Total service revenues and vehicle sales	553,116	478,198	1,499,382	1,356,472
Operating expenses:
Yard operations	213,804	189,346	602,664	599,854
Cost of vehicle sales	70,984	57,538	189,952	146,148
Yard depreciation and amortization	15,398	11,188	47,422	33,617
Yard stock-based compensation	1,351	1,058	3,621	2,912
Gross profit	251,579	219,068	655,723	573,941
General and administrative	34,072	34,181	102,113	93,377
General and administrative depreciation and amortization	5,714	5,385	15,958	16,729
General and administrative stock-based compensation	4,299	4,883	13,979	14,327
Total operating expenses	345,622	303,579	975,709	906,964
Operating income	207,494	174,619	523,673	449,508
Other (expense) income:
Interest expense, net	(5,084)	(4,134)	(13,330)	(15,093)
Other income (expense), net	1,719	731	7,538	(4,633)
Total other expense	(3,365)	(3,403)	(5,792)	(19,726)
Income before income taxes	204,129	171,216	517,881	429,782
Income tax expense	11,388	43,811	79,684	121,516
Net income	192,741	127,405	438,197	308,266
Net income attributable to noncontrolling interest	—	57	—	147
Net income attributable to Copart, Inc.	$192,741	$127,348	$438,197	$308,119

Basic net income per common share	$0.85	$0.55	$1.90	$1.33
Weighted average common shares outstanding	227,984	232,010	230,922	231,387

Diluted net income per common share	$0.81	$0.52	$1.82	$1.28
Diluted weighted average common shares outstanding	237,892	242,960	241,158	241,030

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 30, 2019	July 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$102,826	$274,520
Accounts receivable, net	376,564	351,601
Vehicle pooling costs	75,289	34,284
Inventories	22,309	16,734
Income taxes receivable	18,902	15,312
Prepaid expenses and other assets	17,695	16,665
Total current assets	613,585	709,116
Property and equipment, net	1,340,692	1,163,425
Intangibles, net	57,627	64,892
Goodwill	337,725	337,235
Deferred income taxes	333	470
Other assets	41,801	32,560
Total assets	$2,391,763	$2,307,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$279,779	$270,944
Deferred revenue	7,988	4,488
Income taxes payable	1,583	673
Current portion of revolving loan facility and capital lease obligations	7,556	1,151
Total current liabilities	296,906	277,256
Deferred income taxes	40,165	19,733
Income taxes payable	33,634	27,277
Long-term debt, revolving loan facility and capital lease obligations, net of discount	398,835	398,747
Other liabilities	3,371	3,586
Total liabilities	772,911	726,599
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	545,895	526,858
Accumulated other comprehensive loss	(113,191)	(107,928)
Retained earnings	1,186,125	1,162,146
Total stockholders' equity	1,618,852	1,581,099
Total liabilities and stockholders' equity	$2,391,763	$2,307,698

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended April 30,
	2019	2018
Cash flows from operating activities:
Net income	$438,197	$308,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including debt cost	63,709	50,678
Allowance for doubtful accounts	341	1,096
Equity in (earnings) losses of unconsolidated affiliates	(1,852)	679
Stock-based compensation	17,600	17,239
(Gain) loss on sale of property and equipment	(3,753)	4,044
Deferred income taxes	14,583	(17)
Changes in operating assets and liabilities:
Accounts receivable	(69,920)	(43,361)
Vehicle pooling costs	(15,026)	(1,590)
Inventories	(5,721)	(6,700)
Prepaid expenses and other current assets	(1,436)	(371)
Other assets	(7,169)	(413)
Accounts payable and accrued liabilities	17,747	27,981
Deferred revenue	3,512	849
Income taxes receivable	(3,578)	5,043
Income taxes payable	7,304	14,025
Other liabilities	(1,042)	(251)
Net cash provided by operating activities	453,496	377,197

Cash flows from investing activities:
Purchases of property and equipment, including acquisitions	(260,081)	(188,482)
Proceeds from sale of property and equipment	17,928	3,368
Net cash used in investing activities	(242,153)	(185,114)

Cash flows from financing activities:
Proceeds from the exercise of stock options	17,261	23,816
Proceeds from the issuance of Employee Stock Purchase Plan shares	3,501	2,723
Repurchases of common stock	(364,997)	—
Payments for employee stock-based tax withholdings	(45,594)	(3)
Net proceeds (repayments) on revolving loan facility	7,000	(231,000)
Distributions to noncontrolling interest	—	(55)
Net cash used in financing activities	(382,829)	(204,519)
Effect of foreign currency translation	(208)	6,611
Net decrease in cash and cash equivalents	(171,694)	(5,825)
Cash and cash equivalents at beginning of period	274,520	210,100
Cash and cash equivalents at end of period	$102,826	$204,275
Supplemental disclosure of cash flow information:
Interest paid	$14,700	$15,406
Income taxes paid, net of refunds	$60,926	$102,762

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000

Copart, Inc.
Additional Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2019	2018	2019	2018
GAAP net income attributable to Copart, Inc.	$192,741	$127,348	$438,197	$308,119
Effect of deemed repatriation of foreign earnings, net of deferred tax changes	—	1,000	—	11,000
Effect of discrete income tax items	(10,170)	—	(10,170)	—
Effect of disposal of non-operating assets, net of tax	—	—	(1,598)	2,994
Effect of foreign currency-related losses (gains), net of tax	94	(261)	(304)	777
Effect of recognizing tax benefit on exercise of employee stock options	(29,074)	(3,085)	(34,096)	(9,448)
Effect of payroll taxes on certain executive stock compensation, net of tax	1,295	—	1,295	—
Non-GAAP net income attributable to Copart, Inc.	$154,886	$125,002	$393,324	$313,442

GAAP net income per diluted common share	$0.81	$0.52	$1.82	$1.28
Non-GAAP net income per diluted common share	$0.66	$0.52	$1.64	$1.31

GAAP diluted weighted average common shares outstanding	237,892	242,960	241,158	241,030
Effect on common equivalent shares from ASU 2016-09	(1,731)	(3,090)	(1,949)	(1,030)
Non-GAAP diluted weighted average common shares outstanding	236,161	239,870	239,209	240,000

Copart, Inc. ~ 14185 Dallas Parkway, Suite 300, Dallas TX 75254 ~ (972) 391-5000